Exhibit 3.1

SERIES DESIGNATION

In accordance with the Limited Liability Company Agreement of MANSION COLLECTION I LLC (the “Company”) dated April 12, 2023 (the “Agreement”) and upon the execution of this designation by the Company and Mansion Group Inc. in its capacity as Managing Member of the Company and Initial Member of The Baroness CLT, a series of MANSION COLLECTION I LLC (“Baroness”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and ARTICLES set forth herein are references to Sections and ARTICLES of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	The Baroness CLT, a series of MANSION COLLECTION I LLC

Effective date of establishment	May 31, 2023

Managing Member	Mansion Group Inc. was appointed as the Managing Member of Baroness with effect from the date of the Agreement and shall continue to act as the Managing Member of Baroness until dissolution of Baroness pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Mansion Group Inc.

Series Asset	The Series Assets of Baroness shall comprise a residential property located at 405 Johnston Drive Pineville, NC 28134, which will be acquired by Baroness upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Baroness from time to time, as determined by the Managing Member in its sole discretion

Asset Management Fee	As stated in Section 6.3

Property Manager	Mansion Life Properties NC

Property Management Fee	As stated in Section 5.10

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.3(a)(i), the maximum number of Baroness Interests the Company can issue is 89,334

Number of Baroness Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 0.10% and may purchase a maximum of 51% of Baroness Interests through the Offering.

Initial Interests Granted to Manager	The Manager is granted 500 shares of Series Baroness for total consideration of $4500.00

Broker	Dalmore Group, LLC

Interest Designation	No Interest Designation shall be required in connection with the issuance of Baroness Interests.

Voting	Subject to Section 3.5, the Baroness Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Baroness Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the Baroness Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the Baroness Interests;

(b) mergers, consolidations or conversions of Baroness or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Baroness Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Baroness Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Baroness Interests other than in accordance with Section 3.7

Sourcing Fee	No greater than $66,288, which may be waived by the Managing Member in its sole discretion

Lift Up for Neighbors	No greater than $0 of the proceeds will be used for Lift Up for Neighbors improvements

Other rights	Holders of Baroness Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Baroness Interests

Officers	There shall initially be no specific officers associated with Baroness, although, the Managing Member may appoint Officers of Baroness from time to time, in its sole discretion

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	11 Interests per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in ARTICLE XII